UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

                        September 27, 2002
Date of Report (Date of Earliest Event Reported):

MIKOHN GAMING CORPORATION

(Exact name of Registrant as specified in its charter)

Nevada	0-22752	88-0218876

(State or other jurisdiction of	(Commission	(IRS Employer)
incorporation or organization	File Number)	Identification Number)

920 Pilot Road, P.O. Box 98686, Las Vegas, NV 89193-8686

(Address of principal executive office and zip code)

(702) 896-3890

(Registrant’s telephone number, including area code)

(Former name, former address and former fiscal year, if changed since last report)

TABLE OF CONTENTS

Item 5.	OTHER EVENTS

Item 7.	FINANCIAL STATEMENTS AND EXHIBITS

SIGNATURES

Item 5.    OTHER EVENTS

Mikohn Gaming Corporation (NASDAQ: MIKN) (the “Company”) recently announced a restructuring of its business operations. As part of this restructuring, the Company is providing an update and clarification of its business modeling relative to its existing business segments. This is being provided to assist investors in understanding the key drivers and components of the Company’s financial operations.

The Company’s business segments are classified into two separate revenue-producing segments: (1) Gaming Operations and (2) Product Sales. The Company also discloses its general corporate expenses separately from these two segments. A general description of revenue sources, cost of revenues and expenses of these segments follows:

        GAMING OPERATIONS SEGMENT

This segment is comprised of two business units—(a) slot operations and (b) table game operations.

SLOT OPERATIONS—The slot operations business derives its revenues from the leasing of slot machines to casino customers. The machines are typically leased either on a fixed rate per month or on a participation basis. The majority of the Company’s slot machines are referred to as “branded” slot machines which represent slot games with themes such as Yahtzee®, Battleship®, Ripley’s Believe it or Not!® and Clue® (the Company currently has approximately 2,400 branded slot machines in casino locations). Branded slot machines typically are leased with a sign package or a “top box” which is added to the top of the slot machine. A smaller portion of the slot machines are referred to as “non-branded” machines and represent slot machine games such as Flip-It™ and Mini-Bertha™ as well as certain slot machine games monitored by a system called MoneyTime™ (the Company currently has approximately 350 non-branded slot machines in casinos). A third type of machine is referred to as licensed games, whereby the Company sells or leases its game content to a third party provider of the slot machine (the Company currently has approximately 200 licensed games in casinos; these games are developed and marketed jointly with another company). Game placement under this type of arrangement commenced in late June. Under this arrangement, the Company licenses its game content to a third party but does not provide the slot machine or ongoing maintenance.

The casino may ask the Company to remove machines from their casino floor without prior notice. The Company records revenues based on its share of the revenues, net of royalties paid to third parties. The monthly revenues received by the Company (either on a participation basis or fixed rate lease) divided by the average number of slot machines outstanding divided by the number of days in the month is referred to as win per day. During the six months ended June 30, 2002, the branded slot machines win per day per slot machine ranged from approximately $27 to $30 and the non-branded games win per day per slot machine ranged from approximately $15 to $20. The Company expects leased licensed games to average $4 to $10 per day per game depending on the nature of the agreement with the third party. The win per day per game is subject to fluctuation depending on competitive, geographic and other market factors.

Costs of revenues from the Company’s slot operations are incurred for the servicing, installation, removal, refurbishment and shipping of the slot machines. Ongoing maintenance costs while the games are in casinos are also borne by the Company. Costs of revenues as a percentage of revenues vary based on such factors as win per day, maintenance, service and refurbishment costs associated with the slot machines and component sign parts. The cost of maintaining, servicing and refurbishing machines typically increases with the age of the machines and signs and number of removals and installations involved. The Company has historically earned gross margin percentages from 65% to 80% for its slot operations.

The Company incurs expenses referred to as segment expenses in addition to the costs of revenues incurred. These expenses can be classified into three categories:

•	Selling, research and development, art, legal/compliance and other support functions

•	Depreciation and amortization expenses

•	Slot rent expense

Selling, research and development, art, legal/compliance and other support function expenses are incurred in the normal course of this business. We expect these expenses to fall within a range of $490,000 to $560,000 per month going forward.

Depreciation and amortization expenses represent the cost allocation of acquired assets (principally slot machines and associated signage in casino locations) and intangible assets. Slot machines are typically depreciated over a five-year period and signs over a three-year period. The Company currently recognizes approximately $600,000 monthly for depreciation and amortization.

Slot machine rental expense is incurred monthly. The Company entered into a series of sale-leaseback transactions, primarily during 2000 and 2001, on approximately 1,500 slot machines it previously owned. The leaseback period was typically for 36 to 40 months. The Company currently pays approximately $460,000 monthly for these rent charges.

Virtually all of the revenues and expenses of the slot operations business unit are derived from transactions in North America.

TABLE GAME OPERATIONS—The Company’s table games operation derives its revenues from the leasing of its proprietary table games offered to casinos. The Company’s most popular table game, Caribbean Stud®, is the primary source of revenues from this business unit although the Company leases various other table games. Casinos pay a monthly lease charge for the rights to use the table game including electronic components to track progressive jackpots with many of the games. Worldwide table game revenues for the year ended December 31, 2001, of approximately $17 million are included in this business unit with approximately $14 million annually being derived from North America. The lease revenue per month per table has averaged approximately $1,250 per month during 2002. We currently have approximately 1,050 table games on lease. The number of tables under contract with casinos and the average monthly lease rate are subject to fluctuation depending on competitive, geographic and other market factors.

Costs of revenues from the Company’s table game operations are incurred for the servicing, installation, removal, refurbishment and shipping of the tables. Ongoing maintenance costs while the games are in casinos are also borne by the Company. Costs of revenues as a percentage of revenues vary based on such factors as lease charge per month, maintenance, service and refurbishment costs associated with the tables and component parts. Often, the table game is leased with electronic components which track bonus bets used with the table games. The cost of maintaining, servicing and refurbishing the electronic equipment typically increases with the age of the tables and electronics and number of removals and installations involved with the tables. The Company has historically earned gross margin percentages of 80% to 90% for its table game operation.

The Company incurs expenses referred to as segment expenses in addition to the costs of revenues incurred. These expenses can be classified into two categories:

•	Selling, research and development, art, legal/compliance and other support functions

•	Depreciation and amortization expenses

Selling, research and development, art, legal/compliance and other support function expenses are incurred in the normal course of this business. We expect these expenses to fall within a range of $250,000 to $280,000 per month going forward.

Depreciation and amortization expenses represent the cost allocation of acquired or produced assets (principally tables and associated electronic components in casino locations) and intangible assets. Tables are typically depreciated over a five-year period. The Company currently recognizes approximately $140,000 monthly for depreciation and amortization.

        PRODUCT SALES SEGMENT

This segment is comprised of three business units—(a) interior signage and related electronics, slot glass and service (“Interior Signage”), (b) electronic player tracking and game monitoring systems (“Systems”) and (c) slot machine sales.

INTERIOR SIGNAGE—This business unit primarily derives its revenues from the sale of interior sign packages to casino operators, including electronics and related services (e.g., installation, maintenance) and the sale of slot glass to casino operators and slot machine manufacturers. The electronic components of a sign package may include backlighting, a wide range of artistic lighting, metering systems, jackpot controllers and jackpot triggering devices.

Revenues from this unit fluctuate based on contracts awarded to the Company when new casinos open and on the amount of remodeling casinos do to their gaming floor. Revenues from this unit averaged approximately $3,500,000 per month during 2001 and approximately $3,000,000 per month through the six months ended June 30, 2002. Approximately 80% of this unit’s revenue is derived from customers in North America.

Costs of revenues from the Company’s Interior Signage unit include the direct materials and labor used to build, install and maintain the signs and related electronic components and an overhead allocation. Costs of revenues as a percentage of revenues vary based on factors such as product mix and volume. The Company has historically earned gross margin percentages of 35% to 40% for its interior signage and other business unit. The gross margin percentages may increase as a result of the consolidation of our sign manufacturing into our state-of-the-art Hurricane, Utah facility.

The Company incurs expenses referred to as segment expenses in addition to the costs of revenues incurred. These expenses can be classified into two categories:

•	Selling, research and development, art, legal/compliance and other support functions

•	Depreciation and amortization expenses

Selling, research and development, art, legal/compliance and other support function expenses are incurred in the normal course of this business. We expect these expenses to fall within a range of $470,000 to $540,000 per month going forward.

Depreciation and amortization expenses represent the cost allocation of acquired or produced assets and intangible assets. Assets are depreciated and amortized over the estimated or defined useful lives of the assets. The Company currently incurs approximately $50,000 monthly for depreciation and amortization.

SYSTEMS—The Company’s Systems operation derives its revenue from the sale, leasing and maintenance of its systems to casino operators and governmental entities. These systems include progressive jackpot, SuperLink®, Mystery Jackpot™ and other bonusing systems as well as systems for monitoring and managing the casino’s gaming operations, which we market under the names CasinoLink® and TableLink®. Worldwide revenues for this business unit averaged approximately $750,000 per month for the twelve months ended June 30, 2002. Revenues are split almost evenly between Europe and North America.

Costs of revenues from the Systems unit are incurred from the assembly, installation and servicing of the systems. Gross margins have historically averaged approximately 50%.

The Company incurs expenses referred to as segment expenses in addition to the costs of revenues incurred. These expenses can be classified into two distinct categories:

•	Selling, research and development, art, legal/compliance and other support functions

•	Depreciation and amortization expenses

Selling, research and development, art, legal/compliance and other support function expenses are incurred in the normal course of this business. We expect these expenses to fall within a range of $320,000 to $370,000 per month going forward.

SLOT MACHINE SALES—Revenues derived from the sale of slot machines do not have a material effect on the financial results of the Company. The Company typically sells Mini-Bertha™, Flip-It™ and Colossus™ type slot machines and occasionally sells certain of its reel-spinning branded slot machines.

        CORPORATE EXPENSES

Certain corporate expenses are not allocated to the business units within the Company’s two business segments. These corporate expenses include Human Resources, Facilities, Accounting/MIS, unallocated Legal/Compliance, Executive Administration and Marketing. These expenses are included separately on the face of the Company’s consolidated statements of operations and are detailed in the notes to consolidated financial statements. Through the six months ended June 30, 2002, these unallocated expenses, excluding depreciation and amortization, averaged approximately $725,000 per month. After giving effect to the announced restructuring, we expect these unallocated expenses, excluding depreciation and amortization, to average approximately $625,000 per month going forward.

Certain corporate depreciation and amortization expenses are also included in this caption and amount to approximately $250,000 monthly.

INTEREST EXPENSE

The Company records interest expense principally related to its $105,000,000, 11.875% Senior Secured Notes due 2008. Interest is recorded monthly and payments of approximately $6,234,000 are made each May 1 and November 1. The Company also records interest expense related to the amortization of debt acquisition costs, capital leases and other notes. Collectively, the Company records approximately $15,200,000 of annualized interest expense; approximately $14,000,000 of which is a cash charge.

# # #

Safe Harbor Statements under The Private Securities Litigation Reform Act of 1995: Except for historical information, statements in this filing regarding the business or financial outlook for Mikohn Gaming Corporation (the “Company”) are forward looking and are subject to certain risks and uncertainties including the overall industry environment, customer acceptance of the Company’s new products, delay in the introduction of new products, the further approvals of regulatory authorities, adverse court rulings, production and/or quality control problems, the denial, suspension or revocation of privileged operating licenses by governmental authorities, competitive pressures and general economic conditions as well as the Company’s debt service obligations and other factors indicated from time to time in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

Item 7.    FINANCIAL STATEMENTS AND EXHIBITS

(a)  Not applicable

(b)  Not applicable

(c)  Not applicable

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MIKOHN GAMING CORPORATION (Registrant)

September 27, 2002	/s/ CHARLES H. MCCREA, JR. Charles H. McCrea, Jr. Executive Vice President, General Counsel and Corporate Secretary